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                                                                    EXHIBIT 99.2

DIGITALTHINK ANNOUNCES EXECUTIVE APPOINTMENTS

JON MADONNA NAMED CHAIRMAN; MIKE POPE, PRESIDENT AND CEO

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SAN FRANCISCO, APRIL 2, 2002-- DigitalThink, Inc. (NASDAQ: DTHK), the leading provider of e-learning business solutions to Global 2000 companies, today announced the appointment of Jon Madonna as chairman and Mike Pope as president and chief executive officer.

As president and CEO, Pope, 35, will continue executing DigitalThink's strategy of delivering measurable business results to clients through its e-learning technology and content. Pope joined DigitalThink in October 1999 as chief financial officer, and played a key role in the company's initial public offering in February 2000. Pope has been instrumental in the development of the company since the offering as a driver in sales, alliances and strategy. Prior to joining DigitalThink, Pope was with Dionex Corporation for eight years, most recently as CFO.

"Mike has clearly demonstrated the attributes necessary for success as CEO, both at DigitalThink and Dionex," said Jon Madonna, DigitalThink chairman. "He has been a key contributor and has the judgment and experience required to lead DigitalThink. Both the board of directors and the executive team believe Mike is an excellent choice to lead the next phase of development for DigitalThink."

Pope is a graduate of Stanford University and the Haas School of Business at the University of California, Berkeley.

ABOUT DIGITALTHINK

DigitalThink, Inc. is the leading provider of e-learning business solutions to Global 2000 companies, delivering measurable business results through its award-winning content and powerful E-Learning Platform. The company's complete array of e-learning solutions are tightly aligned with strategic business objectives, provide a highly engaging learning environment and include powerful management tools to measure learning effectiveness and return on investment
(ROI). From workforce development to sales force effectiveness to customer acquisition and retention, DigitalThink e-learning has delivered business benefits to companies such as American Honda, Charles Schwab & Co., Circuit City, DaimlerChrysler, Deutsche Bank, EDS, The Gallup Organization, GE Capital, KPMG Consulting, McDonald's, and Northwest Airlines. More information can be found on the Web at www.digitalthink.com.

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